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                                                                    EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is made as of January 4, 1999 by Global Access Pagers, Inc., a Nevada corporation (the "Employer"), and Paul Hyde, an individual (the "Executive").

                                    RECITALS

Concurrently with the execution and delivery of this Agreement, Employer (or its affiliate) (the "Buyer"), is purchasing from the Executive and certain other Sellers, all of the issued shares of stock of PhoneXchange, Inc. owned by each such Seller and the Executive, pursuant to a Stock Purchase Agreement dated as of January 1, 1999 between David Chadwick, James Rott, Paul Hyde and Gary Killoran (as Sellers) and the Buyer (the "Stock Purchase Agreement"). The Buyer and the Employer desire the Executive's continued employment with the Employer, and the Executive wishes to accept such continued employment, upon the terms and conditions set forth in this Agreement.

                                   AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.      DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

"AGREEMENT"--this Employment Agreement, as amended from time to time.

"BASIC COMPENSATION"--Salary and Benefits

"BENEFITS"--as defined in Section 3.1(b).

"BOARD OF DIRECTORS"--the board of directors of the Employer.

"CONFIDENTIAL INFORMATION"--and all:

(a) trade secrets concerning the business and affairs of the Employer, data, know-how, graphs, drawings, samples, inventions and ideas, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of California law; and


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(b)     information concerning the business and affairs of the Employer (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel and personnel training and techniques and materials), however documented; and

(c) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer containing or based, in whole or in part, on any information included in the foregoing.

"DISABILITY"--as defined in Section 6.2.

"EFFECTIVE DATE"--the date stated in the first paragraph of the Agreement.

"EMPLOYMENT PERIOD"--the term of the Executive's employment under this Agreement.

"FISCAL YEAR"--the Employer's fiscal year, as it exists on the Effective Date or as changed from time to time.

"FOR CAUSE"--as defined in Section 6.4.

"FOR GOOD REASON"--as defined in Section 6.4.

"NONCOMPETITION AGREEMENT"--as defined in Section 6.3.

"PERSON"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

"POST-EMPLOYMENT PERIOD"--as defined in Section 8.3.

"PROPRIETARY ITEMS"--as defined in Section 7.2(a)(iv).

"SALARY"--as defined in Section 3.1(a).

2.      EMPLOYMENT TERMS AND DUTIES

2.1.    EMPLOYMENT

The Employer hereby employs the Executive, and the Executive hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.



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2.2.    TERM

Subject to the provisions of Section 6, the term of the Executive's employment under this Agreement will be three years, beginning on the Effective Date and ending on the third anniversary of the Effective Date.

2.3.    DUTIES

The Executive will have such duties as are assigned or delegated to the Executive by the Board of Directors or Chief Executive Officer, and will initially serve as Vice President of the Employer. The Executive will devote substantially all of his business time, attention, skill, and energy exclusively to the business of the Employer, will use his best efforts to promote the success of the Employer's business, and will cooperage fully with the Board of Directors in the advancement of the best interests of the Employer. If the Executive is elected as a director of the Employer or as a director or officer of any of its affiliates, the Executive will fulfill his duties as such director of officer without additional compensation.

3.      COMPENSATION

3.1.    BASIC COMPENSATION

(a) Salary. The Executive will be paid an annual salary of $120,00.00, subject to adjustment as provided below (the "Salary"), which will be payable in equal periodic installments according to the Employer's customary payroll practices, but no less frequently than monthly. The Salary will be reviewed by the Board of Directors not less frequently than annually, and may adjusted upward in the sole discretion of the Board of Directors, but in no event will the Salary be increased less than 5% per year as long as Employer has positive net income from operations.

(b) Benefits. The Executive will, during the Employment Period, be permitted to participate in such pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans (collectively, the "Benefits").

4.      FACILITIES AND EXPENSES

4.1.    GENERAL

The Employer will pay on behalf of the Executive (or reimburse the Executive for) reasonable expenses incurred by the Executive at the request of, or on behalf of, the Employer in the performance of the Executive's duties pursuant to this Agreement, and in accordance with the Employer's employment policies, including reasonable expenses incurred by the Executive in attending conventions, seminars, and other business meetings, in appropriate business


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entertainment activities, and for promotional expenses. The Executive must file expense reports with respect to such expenses in accordance with the Employer's policies.

5.    VACATIONS AND HOLIDAYS

The Executive will be entitled to paid vacation each Fiscal Year in accordance with the vacation policies of the Employer in effect for its executive officers from time to time. Vacation must be taken by the Executive at such time or times as reasonably approved by the Chairman of the Board or Chief Executive Officer. The Executive will also be entitled to the paid holidays set forth in the Employer's policies. Vacation days (but not holidays or sick days) accrued during any Fiscal Year that are not used by the Executive during such Fiscal Year may be used in only the Fiscal Year immediately following the year in which such vacation days were accrued, and any vacation days not so used in either the year in which they were accrued or the subsequent year shall expire and be forfeited.

6.    TERMINATION

6.1.  EVENTS OF TERMINATION

The Employment Period and the Executive's Basic Compensation, and any and all other rights of the Executive under this Agreement or otherwise as an employee of the Employer will terminate (except as otherwise provided in this Section 6):

(a)   upon the death of the Executive;

(b) upon the disability of the Executive (as defined in Section 6.2) immediately upon notice from either party to the other;

(c) for cause (as defined in Section 6.3), immediately upon notice from the Employer to the Executive, or at such later time as such notice may specify; or

(d) for good reason (as defined in Section 6.4) upon not less than thirty days' prior notice from the Executive to the Employer.

6.2.  DEFINITION OF DISABILITY

      For purposes of Section 6.1, the Executive will be deemed to have a "disability" if, for physical or mental reasons, the Executive is unable to perform the Executive's duties under this Agreement for 45 consecutive days, or 60 days during any twelve month period, as determined in accordance with this
Section 6.2, or if, in the event the Company maintains a disability insurance policy covering the Executive, the Executive is determined to be disabled pursuant to the definition of "disability" as set forth in such disability insurance policy, such determination to be made by a medical doctor selected or appointed by such insurance company. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination

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of disability under this Section 6.2, and the Executive hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. If the Executive is not legally competent, the Executive's legal guardian or duly authorized attorney-in-fact will act in the Executive's stead, under this Section 6.2, for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure, required under this Section 6.2.

6.3.  DEFINITION OF "FOR CAUSE"

For purposes of Section 6.1, the phrase "for cause" means: (a) the Executive's breach of this Agreement or the Noncompetition Agreement entered into between the Buyer and the Executive (the "Noncompetition Agreement"); (b) the Executive's failure to adhere to any written Employer policy if the Executive has been given a reasonable opportunity to comply with such policy or cure his failure to comply (which reasonable opportunity must be granted during the ten-day period preceding termination of this Agreement); (c) the appropriation (or attempted appropriation) of a material business opportunity of the Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer; (d) the misappropriation (or attempted misappropriation) of any of the Employer's funds or property; or (e) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which disclosure would be required in a registration statement, proxy statement or annual report pursuant to federal or state securities laws, including, without limitation, pursuant to Item 401 or 402 of Regulation S-K.

6.4.  DEFINITION OF "FOR GOOD REASON"

For purposes of section 6.1, the phrase "for good reason" means any of the following: (a) The Employer's material breach of this Agreement; or (b) the assignment of the Executive without his consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his position, responsibilities, or duties at the Effective Date.

6.5   TERMINATION PAY

Effective upon the termination of this Agreement, the Employer will be obligated to pay the Executive (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this Section 6.5, and in lieu of all other amounts and in settlement and complete release of all claims the Executive may have against the Employer for any amounts due and owing to Executive under this agreement. For purposes of this Section 6.5, the Executive's designated beneficiary will be such individual beneficiary or trust, located at such address, as the Executive may designate by notice to the Employer from time to time or, if the Executive fails to give notice to the Employer of such beneficiary, the Executive's estate. Notwithstanding the preceding sentence, the Employer will have no duty, in any circumstances, to attempt to open an estate on behalf of the Executive, to determine whether any beneficiary designated by the Executive is alive or to ascertain the address of any such beneficiary, to

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determine the existence of any trust, to determine whether any person or entity purporting to act as the Executive's personal representative (or the trustee of a trust established by the Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(a) Termination by the Executive for Good Reason. If the Executive terminates this Agreement for good reason, the Employer will pay the Executive (i) the Executive's Salary for the remainder, if any, of the calendar month in which such termination is effective and for twelve consecutive calendar months thereafter.

(b) Termination by the Employer for Cause. If the Employer terminates this Agreement for cause, the Executive will be entitled to receive his Salary only through the date such termination is effective, and will not be entitled to any other compensation for the Fiscal Year during which such termination occurs or any subsequent Fiscal Year.

(c) Termination upon Disability. If this Agreement is terminated by either party as a result of the Executive's disability, as determined under
        Section 6.2, the Employer will pay the Executive his Salary through the remainder of the calendar month during which such termination is effective and for the three consecutive months thereafter.

(d) Termination upon Death. If this Agreement is terminated because of the Executive's death, the Executive will be entitled to receive his Salary through the end of the calendar month in which his death occurs.

(e) Benefits. The Executive's accrual of, or participation in plans providing for, the Benefits will cease at the effective date of the termination of this Agreement, and the Executive will be entitled to accrued Benefits pursuant to such plans only as provided in such plans. To the extent permitted by law, the Executive will not receive, as part of his termination pay pursuant to this Section 6, any payment or other compensation for any vacation, holiday, sick leave, or other leave, if any, which is accrued but unused on the date the notice of termination is given under this Agreement.

7.      NON-DISCLOSURE COVENANT; EMPLOYEE INVENTIONS

7.1.    ACKNOWLEDGMENTS BY THE EXECUTIVE

The Executive acknowledges that (a) during the Employment Period and as a part of his employment, the Executive will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; (c) the Buyer has required that the Executive make the covenants in this Section 7 as a condition to its purchase of the Employer's stock; and (d) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.


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7.2  AGREEMENTS OF THE EXECUTIVE

In consideration of the compensation and benefits to be paid or provided to the Executive by the Employer under this Agreement, the Executive covenants as follows:

(a)  Confidentiality.

     (1) During and following the Employment Period, the Executive will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

     (2) Any trade secrets of the Employer will be entitled to all of the protections and benefits under California law and any other applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Executive hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

     (3) None of the foregoing obligation and restrictions applies to any part of the Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by the Executive.

     (4) The Executive will not remove from the Employer's premises (except to the extent such removal is for purposes of the performance of the Executive's duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). The Executive recognized that, as between the Employer and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Employer. Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, the Executive will return to the Employer all of the Proprietary Items in the Executive's possession or subject to the Executive's control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

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7.3  DISPUTES OR CONTROVERSIES

The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

8.   NON-COMPETITION AND NON-INTERFERENCE

8.1  ACKNOWLEDGMENTS BY THE EXECUTIVE

The Executive acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Employer's business is international in scope and its products are marketed throughout the United States and internationally;
(c) the Employer competitors with other businesses that are or could be located in any part of the United States or internationally; (d) the Buyer has required that the Executive make the covenants set forth in this Section 8 as a condition to the Buyer's purchase of the Executive's stock in the Employer; and (e) the provisions of this Section 8 are reasonable and necessary to protect the Employer's business.

8.2  COVENANTS OF THE EXECUTIVE

In consideration of the acknowledgments by the Executive, and in consideration of the compensation and benefits to be paid or provided to the Executive by the Employer, the Executive covenants that he will not, directly or indirectly:

(a) during the Employment Period, except in the course of his employment hereunder, and during the Post-Employment Period, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Executive's name or any similar name to, lend Executive's credit to or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Employer anywhere with in the United States or any other jurisdiction in which the Employer then conducts business; provided, however, that the Executive may purchase or otherwise acquire up to (but not more than) 4.99 percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934; provided, further, that this provision shall not apply to any interest or investment in any business owned by Executive as of January 1, 1999 (as "Owned Company") as long as (i) any activity associated with, or business time of Executive devoted to, such investment

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     does not materially interfere with Executive's duties hereunder, (ii) no confidential information belonging to, or regarding, Employer is used by Executive or such business, or disclosed to any employee, officer or director of such business, to the benefit of such business or the material detriment of Employer, and (iii) the nature of the business conducted by such business does not materially change from that conducted by such business as of January 1, 1999, which change would cause such business to compete more directly and materially with Employer.

(b) whether for the Executive's own account or for the account of any other person, at any time during the Employment Period and the Post-Employment Period, solicit business of the same or similar type being carried on by the Employer, from any person known by the Executive to be a customer of the Employer, whether or not the Executive had personal contact with such person during and by reason of the Executive's employment with the Employer;

(c)  whether for the Executive's own account or the account of any other person
     (i) at any time during the Employment Period and the Post-Employment Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of the Employer at any time during the Employment Period or in any manner induce or attempt to induce any employee of the Employer to terminate his employment with the Employer; or (ii) at any time during the Employment Period and for three years thereafter, interfere with the Employer's relationship with any person, including any person who at any time during the Employment Period was an employee, contractor, supplier, or customer of the Employer; or

(d) at any time during or after the Employment Period, disparage the Employer or any of its shareholders, directors, officers, employees, or agents.

For purposes of this Section 8.2, the term "Post-Employment Period" means the two year period beginning on the date of termination of the Executive's employment with the Employer.

If any covenant in this Section 8.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive.

The period of time applicable to any covenant in this Section 8.2 will be extended by the duration of any violation by the Executive of such covenant.

The Executive will, while the covenant under this Section 8.2 is in effect, give notice to the Employer, within ten days after accepting any other employment, of the identity of the Executive's employer. The Buyer of the Employer may notify such employer that the Executive is bound by this Agreement and, at the Employer's election, furnish such employer with a copy of this Agreement or relevant portions thereof.

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Notwithstanding anything herein to the contrary, the provisions of this Section
8 shall not apply in the event Executive terminates this Agreement for good reason or if this agreement is terminated by Employer for any reason other than good cause.

9.    INDEMNIFICATION AND INSURANCE

9.1. The Employer shall indemnify and hold harmless, and in any action, suit or proceeding, and defend the Executive against all expenses, costs, liabilities and losses (including attorneys fees, judgments and fines, and amounts paid or to be paid in any settlement) (collectively, "Indemnified Amounts") reasonably incurred or suffered by the Executive in connection with the Executive's service as a director or officer of the Employer or any affiliate (including without limitation PhoneXchange, Inc., and in the case of PhoneXchange, Inc., as a controlling shareholder) to the full extent permitted by the By-Laws of the Employer as in effect on the date of this Agreement and the Delaware General Corporation Law (or, in the event the Employer is reincorporated in a jurisdiction other than Delaware, the general corporation law of such jurisdiction (the "GCL"). The defense of Executive pursuant to this provision shall be by counsel reasonably satisfactory to Executive, and the fees and expenses of such counsel shall be paid by Employer as incurred.

9.2. A determination that indemnification with respect to any claims by the Executive pursuant to this Section 9 is proper shall be made by independent legal counsel selected by the Board of Directors of the Employer and set forth in a written opinion furnished by such counsel to the Board of Directors, the Employer and the Executive. In the event it is determined by such counsel that Executive is not entitled to indemnification pursuant to this Section 9 (and if contested by Executive, such determination is confirmed by the final non-appealable order of a court of competent jurisdiction), or if a court of competent jurisdiction determines in a final non-appealable order that Executive is not entitled to indemnification pursuant to this Section 9, Executive hereby undertakes that he shall promptly reimburse the Employer for all advances of Indemnified Amounts made by the Employer on Executive's behalf.

9.3 The rights conferred by this Section 9 shall not be exclusive of any other right which the Executive may have or hereafter acquire under applicable law, any provision of the Employers organization documents or a vote of stockholders or the board of directors. This Section 9 shall not be deemed to affect any rights to subrogation which may exist in any policy of director and officers liability insurance.

9.4 The Executive shall provided notice to the Employer in writing promptly (and in any event within 15 business days) of the institution of any action, suit or proceeding which is or may be subject to this Section 9, provided that Executive's failure to so advise the Employer shall not affect the indemnification provided for herein, except to the extent such failure has a material and adverse effect on the Employer's ability to defend such action, suit or proceeding.


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9.5.    The Executive shall be covered by insurance, to the same extent as to other senior executives and directors of the Employer are covered by insurance, with respect to (a) directors and officer's liability, (b) errors and omissions, and (c) general liability insurance.

10.     GENERAL PROVISIONS

10.1.   INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Sections 7 and 8) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief. Without limiting the Employer's rights under this Section 10 or any other remedies of the Employer, if the Executive breaches any of the provisions of Section 7 or 8, the Employer will have the right to cease making any payments otherwise due to the Executive under this Agreement.

10.2.   COVENANTS OF SECTIONS 7 and 8 ARE ESSENTIAL AND INDEPENDENT COVENANTS

The covenants by the Executive in Sections 7 and 8 are essential elements of this Agreement, and without the Executive's agreement to comply with such covenants, the Buyer would not have purchased the Executive's stock under the Stock Purchase Agreement and the Employer would not have entered into this Agreement or employed or continued the employment of the Executive. The Employer and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.

The Executive's covenants in Sections 7 and 8 are independent covenants and the existence of any claim by the Executive against the Employer under this Agreement or otherwise, or against the Buyer, will not excuse the Executive's breach of any covenant in Section 7 or 8.

If the Executive's employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Sections 7 and 8.

10.3.   OFFSET

The Employer will be entitled to offset against any and all amounts owing to the Executive under this Agreement the amount of any and all undisputed claims or claims reduced to the final judgment


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that the Employer may have against the Executive under the Stock Purchase
Agreement or the Noncompetition Agreement.

10.4. REPRESENTATIONS AND WARRANTIES BY THE EXECUTIVE

The Executive represents and warrants to the Employer that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

10.5. OBLIGATIONS CONTINGENT ON PERFORMANCE

The obligations of the Employer hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Executive's performance of the Executive's obligations hereunder.

10.6. WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

10.7. BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated.

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10.8. NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

     If to Employer:

     Global Access Pagers, Inc.
     c/o Corporate Financial Enterprises, Inc.
     2224 Main Street
     Santa Monica, California 90405
     Telephone: (310) 452-1005
     Facsimile: (310) 581-6806

     If to the Executive:

     [Paul Hyde]
     PhoneXchange, Inc.
     4685 MacArthur Court, Suite 300
     Newport Beach, California 92660
     Telephone: (949) 737-1500
     Facsimile: (949) 794-8887

10.9 ENTIRE AGREEMENT; AMENDMENTS

This Agreement, the Stock Purchase Agreement, and the documents executed in connection with the Stock Purchase Agreement, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

10.10 GOVERNING LAW

This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles.


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

10.14 COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

9.15  WAIVER OF JURY TRIAL

THE PARTIES HERETO HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

GLOBAL ACCESS PAGERS, INC.              EXECUTIVE


By: /s/ CHARLES McGUIRK                 /s/ PAUL E. HYDE
    ------------------------------      --------------------------------
     Name:
     Title:





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